SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549-1004

                                   FORM 8-K

                Current Report Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934

                                 June 3, 2003
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              (Date of Report (Date of Earliest Event Reported))

                            LA-Z-BOY INCORPORATED
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            (Exact name of registrant as specified in its charter)

             MICHIGAN                                     38-0751137
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   (State or other jurisdiction of                    (I.R.S. Employer
    incorporation or organization)                     Identification No.)

1284 North Telegraph Road, Monroe, Michigan               48162-3390
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  (Address of principal executive offices)                (Zip Code)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (734) 241-4414
                                                   --------------

                                     None
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Former name, former address and former fiscal year, if changed since last report.


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Item 5.  Other Events

News Release

Contact:  Mark Stegeman       (734) 241-4418         mark.stegeman@la-z-boy.com
                                                     --------------------------

        LA-Z-BOY INCORPORATED ANNOUNCES CASEGOODS GROUP REORGANIZATION
        --------------------------------------------------------------

MONROE, MI., June 3, 2003 - La-Z-Boy Incorporated (NYSE, PCX: LZB) announced today a major reorganization of its Casegoods Group, including a realignment of several key management responsibilities, the establishment of a new global sourcing organization, and the rationalization of the company's casegoods manufacturing facilities.

La-Z-Boy Incorporated president and CEO, Gerald L. Kiser said, "Over the last several years, the furniture industry has increasingly been facing fierce competition from lower cost import products, especially the casegoods segment of the business. It has dramatically altered the domestic manufacturing environment for the entire industry. We, like many others, have been transitioning to a more balanced mix of imported and domestically produced product. In order to compete more effectively, we are significantly altering the current organizational structure of our Casegoods Group."

Organizational changes
----------------------
All manufacturing and sourcing will now be consolidated under one umbrella in order to maximize our manufacturing flexibility and better coordinate our import supply chain and warehousing requirements. Bill Johnson has been named president-operations for the La-Z-Boy Casegoods Group with direct responsibility for all the domestic manufacturing plants and import sourcing. Johnson was previously senior vice president-manufacturing of La-Z-Boy Casegoods Group. In his new role, Johnson will report directly to Jerry Kiser, as will each of the Casegoods Group brand presidents.

Kiser continued, "As a result, each of our casegoods companies will focus solely on merchandising, sales, marketing, and product development and relinquish its manufacturing responsibilities. Each company will retain and reinforce its brand identity and continue to sell in the same product lines and price categories. We believe this realignment will unleash their ability to expand distribution and grow their top line."

Kiser stated, "We remain strongly committed to domestic production and are aware that to be competitive on a global basis, we must maximize the utilization of our domestic manufacturing assets. Furthermore, as noted earlier, each of the individual casegoods companies will retain its individual niche in product design, brand identity, marketing and distribution channels. Now, however, they will be able to source either from more efficient domestic production facilities or our newly formed La-Z-Boy Global, Ltd."

La-Z-Boy Global, Ltd.
---------------------
All imported casegoods products will now be centrally coordinated through La-Z-Boy Global, which will be responsible for vendor selection, quality control, and logistics. Lamont Hope, previously president of Lea Industries, has been named president of La-Z-Boy Global and will report to Bill Johnson. Kiser said, "Lamont has a strong operational background and has been intimately involved in global sourcing for the past several years. He is ideally qualified to reorganize and streamline this effort on a coordinated basis." La-Z-Boy Global will also assist our Upholstery Group companies with sourcing selected fabrics, cut and sewn fabric and leather material kits, exposed wood parts and some fully upholstered product.

Commenting on La-Z-Boy's new global sourcing organization, Kiser said, "The consolidation of these efforts is a much more productive way to handle La-Z-Boy's overall import volume, which has been growing at a rapid pace. La-Z-Boy Global will enable us to focus our in-house expertise on sourcing products more effectively and better monitor our suppliers' performance in the areas of cost, quality and delivery."

Other organizational changes
----------------------------
Kiser further stated, "To fill the void left by Lamont Hope at Lea Industries, Jack Richardson, president of American Drew, will now have combined responsibility for American Drew and Lea Industries. Jack has extensive marketing experience and management capability to lead a smooth transition of these two companies' corporate functions. Products for both of the brands will continue to be separately developed and sold through their existing distribution. This is merely an administrative management consolidation and our dealers will not see a change in brand integrity, products or servicing."

Facilities rationalization
--------------------------
"As noted in our recent news release," Kiser said, "we have been closely examining our domestic casegoods facilities for some time now in light of recent sales declines in this segment of our business and our growing migration to imports. As I said in our recent investor conference call, imports represented about 31% of our total casegoods sales in fiscal 2003, up from 21% last year, and we are projecting a nearly 40% import rate in fiscal 2004. We deeply regret the need to close additional plants and disrupt the lives of our employees at the affected locations, but we strongly believe these actions are in the best long-term interests of our remaining employees and our company. We will be providing severance pay and transition assistance to these employees to try and help them through this difficult period."

The closure of the company's two plants in Morristown, TN and its plant in Monroe, NC will result in the loss of approximately 480 manufacturing jobs in total, or 11% of the Casegoods Group's current employee base. Production will be phased out at Lea Industries' plants #4 and #5 in Morristown, TN, and they will be closed as of August 15th, impacting approximately 330 jobs at the two facilities. Production will be relocated to other La-Z-Boy casegoods manufacturing facilities. The warehousing and shipping facilities located in Morristown, TN will continue to operate, employing approximately 40 full-time people.

The Pennsylvania House upholstery plant in Monroe, NC, a leased facility, will be closed as of August 29th, with the loss of approximately 150 jobs. This production will also be shifted to another La-Z-Boy manufacturing location. The required plant closure notifications have been filed today with appropriate local officials in each community.

Approximately 75 jobs will be created at several other La-Z-Boy facilities resulting from this rationalization of production, with a net reduction of 405 jobs. Qualified employees from our affected facilities will be given the first opportunity to fill these new positions.

Restructuring charge
--------------------
These actions will result in pre-tax charges of approximately $10 million, or $0.11 per diluted share on an after-tax basis. The largely non-cash charge will be taken primarily in the current fiscal quarter, which ends July 26, 2003, and will cover the write-down of certain fixed assets and inventories. The majority of the balance of the charge representing severance and relocation costs will be incurred in the first half of our fiscal year in accordance with the recently released Statement of Financial Accounting Standards No.146 -Accounting for Costs Associated with Exit or Disposal Activities. The plant closures and resultant shifting of production to other La-Z-Boy casegoods facilities should produce annual savings in the range of $5 - $ 6 million, after the transition is fully implemented by the beginning of our fiscal fourth quarter."

Summary
-------
Kiser concluded, "Combined, these actions represent a dramatic cultural change for our Casegoods Group and will take much of the balance of this year to fully implement. Besides all the personnel moves and new responsibilities, our processes and systems will be reorganized to accommodate the change. Our potential for success over the long term, however, will be greatly enhanced by these moves as we focus and harness our resources for maximum effectiveness at a significantly lower cost. We are committed to growing sales and improving our operating profit margins. We have already made real progress and these actions will continue to move us forward on this front."

Forward-looking Information
---------------------------
Any forward-looking statements contained in this news release are based on current information and assumptions and represent management's best judgment at the present time. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: changes in consumer sentiment or demand, changes in demographics, changes in housing sales, the impact of terrorism or war, energy price changes, the impact of SARS on imports, the impact of logistics on imports, the impact of interest rate changes, the availability and cost of capital, the impact of imports, changes in currency rates, competitive factors, operating factors, such as supply, labor, or distribution disruptions including changes in operating conditions or costs, effects of restructuring actions, changes in the regulatory environment, the impact of new manufacturing technologies, factors relating to acquisitions and other factors identified from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason.

Background Information
----------------------
With annual sales in excess of $2 billion, La-Z-Boy Incorporated is one of the world's leading residential furniture producers, marketing furniture for every room of the home and office, as well as for the hospitality, health care and assisted-living industries. The La-Z-Boy Upholstery Group companies are Bauhaus, Centurion, Clayton Marcus, England, La-Z-Boy, La-Z-Boy Contract Furniture Group and Sam Moore, and the La-Z-Boy Casegoods Group companies are Alexvale, American Drew, American of Martinsville, Hammary, Kincaid, Lea and Pennsylvania House.

The corporation's vast proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 314 stand-alone La-Z-Boy Furniture Galleries(R) stores and 317 La-Z-Boy In-Store Gallery's, in addition to in-store gallery programs at the company's Kincaid, Pennsylvania House, Clayton Marcus, England and Lea operating units. According to industry trade publication Furniture/Today, the La-Z-Boy Furniture Galleries retail network by itself represents the industry's fifth largest U.S. furniture retailer. Additional information is available at www.la-z-boy.com.

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       LA-Z-BOY INCORPORATED
                                       -----------------------
                                             (Registrant)


Date   June 3, 2003                    /s/Louis M. Riccio, Jr.
                                       ------------------------
                                       Louis M. Riccio, Jr.
                                       On behalf of the registrant and as
                                       Chief Accounting Officer